EXHIBIT 3.1
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                         CERTIFICATE OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                           GRAVITY SPIN HOLDINGS, INC.

     "I, the undersigned Graham Taylor, President of Gravity Spin Holdings, Inc.(the "Company"), does hereby certify that the Board of Directors of said Company at a meeting duly convened held on the 9th day of January, 2004, adopted a resolution to amend the original articles as follows:


                                  A. ARTICLE I

     The name of the corporation is: Gravity Spin Holdings, Inc.

     Article I is hereby amended to read as follows:

     The name of the corporation is: Magnus International Resources Inc.


                                 B. Article III

     The corporation is authorized to issue 25,000,000 shares of common stock with a par value of $0.001/share.

     Article III is hereby amended to read as follows:

     The corporation is authorized to issue 100,000,000 shares of common stock with a par value of $0.001/share.

The purpose of the amendment to Article III is to give effect to a 1:2 forward stock split of the Company's Common Stock (the "Forward Stock Split") and to increase the authorized capital of the Company from 25,000,000 shares of common stock to 100,000,000 shares of common stock with a par value of $0.001/share.

The number of shares of the Company issued and outstanding and entitled to vote on amendments to the Articles of Incorporation is Ten Million Seven Hundred Seventy One Thousand Sixty Six (10,771,066) common $0.001 par value stock, that the said changes and amendments have been consented to and approved by a vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

     IN WITNESS WHEREOF, Gravity Spin Holdings, Inc. has caused these presents to be signed in its name and on its behalf by Graham Taylor, its President on this 29th day of March, 2004, and its President acknowledges that this Certificate of Amendment is the act and deed of Gravity Spin Holdings, Inc., and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.

                                        GRAVITY SPIN HOLDINGS, INC.

                                        By: /s/ Graham Taylor
                                           -------------------------
                                           Graham Taylor, President"